CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Variable Income Trust of our reports dated February 13, 2026, relating to the financial statements and financial highlights of Western Asset Core Plus VIT Portfolio, Western Asset Variable Global High Yield Bond Portfolio, and Western Asset Long Credit VIT, which appear in Legg Mason Partners Variable Income Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
April 15, 2026